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                                                                  Exhibit 99.3

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):    August 14, 1997





                        NORTHSTAR HEALTH SERVICES, INC.
               (Exact name of registrant as specified in charter)


DELAWARE                            0-21752                       25-1697152
(State or other                 (Commission File                (IRS Employer
jurisdiction of                     Number)                  Identification No.)
incorporation)



665 PHILADELPHIA STREET, INDIANA, PENNSYLVANIA                         15701
(Address of principal executive offices)                             (Zip Code)



Registrant's telephone number, including area code:  (412) 349-7500





                                 Not Applicable
          (Former name or former address, if changed from last report)



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ITEM 5.  OTHER EVENTS.

         Shareholder Litigation

         The Company has reached a preliminary settlement which, if confirmed, will resolve all of the eight shareholder suits currently pending against the Company. These shareholder suits were initiated after certain accounting irregularities were discovered early in 1996. These discoveries resulted in the resignations of the Company's former independent public accountants and two Directors of the Company, including then Chairman and Chief Executive Officer, Mark A. DeSimone.

         The suits, which originally sought more than $20 million in damages, will be settled for $6.45 million. Substantially all of the Company's share of the proposed settlement fund ($1.1 million) will be covered by its director and officer liability insurance. The balance of the fund will be covered by other parties and their insurers.

         Final judicial confirmation of these settlements is scheduled for November 7, 1997.

         Forbearance Agreement and Related Matters

         On August 18, 1997, the Company and some of its subsidiaries entered into a Forbearance Agreement with IBJ Schroder Bank & Trust Company ("IBJ") with respect to certain defaults currently existing under a Credit Agreement, dated as of October 20, 1997 (as amended, the "Credit Agreement"), between the Company and IBJ, as both lender and agent. Pursuant to the terms of the Forbearance Agreement, IBJ will forbear in certain respects in the enforcement of the remedies available to IBJ under the Credit Agreement through August 31, 1997, provided that the rights of IBJ are not waived or impaired.

         New Executive Officers Appointed

         The Company has filled three key executive positions. Frank J. Spramelli, 51, currently Vice President for Development of Three Rivers Health Plan, a Pittsburgh HMO, will join the Company in September as its Executive Vice President and Chief Administrative Officer. Lisa S. Guarino, 38, currently a consultant to the Company, will resume her former duties as the Company's Chief Financial Officer. Michael J. Fournier, 32, an experienced occupational therapist who most recently managed his own enterprise, has been named President of the Company's long term care subsidiary, Keystone Rehabilitation Management.





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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)  Financial Statements of businesses being acquired:  None.

         (b)  Pro Forma financial information:  None.

         (c)  Exhibits:

                  99.1 Press release, dated August 14, 1997, issued by the Company regarding the preliminary settlement of the shareholder suits.

                  99.2 Press release, dated August 19, 1997, issued by the Company regarding the Forbearance Agreement and the appointment of new officers.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                             NORTHSTAR HEALTH SERVICES, INC.



                                             /s/ Thomas W. Zaucha
                                             ----------------------------
                                             Name:  Thomas W. Zaucha
                                             Title: Chief Executive Officer and
                                                    President

August 21, 1997



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                                 EXHIBIT INDEX

Exhibit                                                                 Page
-------                                                                 ----

   99.1    Press  release,  dated August 14, 1997,  issued by
           the Company  regarding the preliminary settlement
           of the shareholder suits.......................................5

   99.2    Press  release,  dated August 19, 1997,  issued by
           the Company  regarding the Forbearance Agreement
           and the appointment of new officers............................6




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Contact:          Thomas W. Zaucha, CEO
                  Northstar Health Services, Inc.
                  (412) 465-3201

                  Tracey L. Missien, Director of Marketing Northstar Health Services, Inc. (412) 465-3711

                                                           FOR IMMEDIATE RELEASE

                  NORTHSTAR HEALTH SETTLES SHAREHOLDER CLAIMS

INDIANA, PA - August 14, 1997 - Northstar Health Services, Inc. (NSTR:OTCBB) today announced a preliminary settlement which, if confirmed, will resolve all of the eight shareholder suits currently pending against the Company. The suits, which had originally sought more than $20 million in damages, were filed following the Company's discovery early in 1996 of certain accounting irregularities. These discoveries, in turn, led to the resignations of the Company's then Chairman and Chief Executive Officer Mark DeSimone, an Executive Vice President and an outside director.

Substantially all of the Company's share of the proposed $6.45 million settlement fund will be covered by its director and officer liability insurance, with other parties and their insurers funding the balance.

Thomas W. Zaucha, who became the Company's Chief Executive Officer in 1996 after the resignation of his predecessor, stated, "This settlement removes a significant cloud over Northstar's financial future, and positions us to restructure our debt and attract new sources of financing. With the litigation behind us, our plan now is to focus on our core business of physical therapy and rehabilitation, and improve operating margins, creating a basis for measured expansion."

Today's announcement came following a hearing before the U.S. District Court in Pittsburgh, where seven of the suits have been consolidated. Terms of the settlement will now be forwarded to members of the plaintiff classes involved in the suits, who will have the opportunity to opt out of the proposal if they elect to do so. Final judicial confirmation of these settlements is scheduled for November 7, 1997. In connection with the settlement, the Company will also settle its claims against Mr. DeSimone and others.

Northstar Health Services, Inc. is a leading regional provider of physical rehabilitation, mobile diagnostics and contracted long term care services at outpatient rehabilitation clinics and by contract to other healthcare facilities in Pennsylvania, Ohio and West Virginia.




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Contact:          Thomas W. Zaucha, CEO
                  Northstar Health Services, Inc.
                  (412) 465-3200

                  Tracey L. Missien, Director of Marketing
                  Northstar Health Services, Inc.
                  (412) 465-3710

                                                           FOR IMMEDIATE RELEASE

                    NORTHSTAR HEALTH ANNOUNCES NEW OFFICERS;
                 SIGNS FORBEARANCE AGREEMENT WITH SENIOR LENDER

INDIANA, PA -- August 19, 1997 -- Northstar Health Services,  Inc. (NSTR:
OTCBB) today announced that it has appointed three key executives to its management team.

Frank J. Spramelli, 51, currently Vice President for Development of Three Rivers Health Plan, a Pittsburgh HMO, will be joining Northstar in September as its Executive Vice President and Chief Administrative Officer. Mr. Spramelli previously served as President and Chief Executive Officer of Philipsburg Area Hospital. He holds a Masters degree in Public Administration from Shippensburg University.

Lisa S. Guarino, 38, currently serving as financial consultant to Northstar, has agreed to resume her former duties effective September 1, as Northstar's Chief Financial Officer. Ms. Guarino is a Certified Public Accountant and holds an MBA from Indiana University of Pennsylvania. Ms. Guarino served as Chief Financial Officer of Northstar from November 1995 to September 1996 and had previously served as Controller and CFO of Keystone Rehabilitation Systems, Inc. since October 1986. Her auditing experience was obtained through Arthur Andersen LLP from 1980 to 1983.

Michael J. Fournier, OTR/L, 32, has been named President of the Company's long term care subsidiary, Keystone Rehabilitation Management. Mr. Fournier, employed as an occupational therapist by Keystone Rehabilitation Systems, Inc. for six years, most recently was Facility Director of the Indiana, PA outpatient facility and a practicing clinician in several of the company's long term care contract locations.

Commenting on these appointments, Thomas W. Zaucha, Chairman and CEO of Northstar said, "These executives will bring new expertise, experience and energy to Northstar. They will give our management team the depth and resources we need to serve our therapists in the field, and to manage our responsibilities in both the communities we serve and in the financial community."

The Company also announced that it has entered into a Forbearance Agreement with its senior lender and largest creditor, IBJ Schroder Bank & Trust Company, pursuant to which the bank has agreed not to enforce its rights under its credit agreement with the Company through August 31, 1997, subject to extension in the sole discretion of the bank. The Company has been in default of its obligations under the credit agreement since its discovery, early in 1996, of certain accounting

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irregularities but, as part of the Forbearance Agreement, the Bank has waived its right to default interest during the period covered thereby.

Thomas Zaucha further added, "With this agreement, Northstar has taken an important step toward normalization of its financial affairs. We hope it will lead to a permanent reconfiguration of Northstar's entire capital structure, including new cash infusions, as well as a reshaping of existing debt."

In recent weeks, Northstar has also announced the final resolution of its recent contest for corporate control, as well as a global settlement, subject to final confirmation, of the shareholder litigation against it that began in 1996. Mr. Zaucha noted, "A bleak and difficult period in this company's history is now drawing to a close. Challenges lie ahead, but today we know that we are on the road back to health."

Northstar Health Services, Inc. is a leading regional provider of physical rehabilitation, mobile diagnostic testing and contracted long term care services as outpatient rehabilitation clinics and by contract to other healthcare facilities in Pennsylvania, Ohio and West Virginia.